Exhibit 5.1

May 20, 2021

KULR Technology Group, Inc.

1999 S. Bascom Ave. Suite 700

Campbell, CA 95008

Re:	Series D Convertible Preferred Stock, Warrants, and Common Stock registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to KULR Technology Group, Inc., a Delaware corporation (the “Company”), in connection with the Securities Purchase Agreement dated May 19, 2021 (the “Purchase Agreement”) by and between the Company and the purchaser signatory thereto (the “Purchaser”), relating to the sale by the Company to the Purchaser of (i) 650 shares of Series D Convertible Preferred Stock, each share having a stated value equal to $10,000 (the “Preferred Shares”), (ii) 2,600,000 Warrants to purchase shares of Common Stock (the “Warrants”), and (iii) 1,300,000 shares of our shares of common stock, par value $0.0001 per share (“Common Stock”), to be issued to the Purchaser (the “Commitment Shares”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	Certificate of Incorporation of the Company, as amended;

2.	Bylaws of the Company, as amended;

3.	The Purchase Agreement;

4.	The Certificate of Designation of the Series D Preferred Stock (the “Certificate of Designation”);

5.	The form of Warrant;

6.	Written consent of the Board of Directors of the Company approving the Purchase Agreement;

7.	Registration Statement on Form S-3 (Registration No. 333-232614) as filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 11, 2019 (as such registration statement became effective on August 1, 2019, the “Registration Statement”) pursuant to the Securities Act;

8.	The prospectus supplement filed with the Commission on May 20, 2021 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated August 1, 2019; and

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America, the laws of the State of New York and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdictions.

Based upon and subject to the foregoing, we are of the opinion that (i) when the Preferred Shares have been delivered to and paid for by the Purchaser as contemplated by the Purchase Agreement, the Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable, (ii) when the Commitment Shares have been delivered to the Purchaser as contemplated by the Purchase Agreement, the Commitment Shares will be duly authorized, validly issued, fully paid and non-assessable, (iii) the Warrants as described in the Prospectus Supplement have been duly authorized, and, provided that the Warrants have been duly executed by the Company and duly delivered to the Purchaser thereof as described in the Purchase Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (iv) the shares of common stock issuable upon conversion of the Preferred Shares have been duly authorized and when issued and delivered by the Company in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable, and (v) the shares of common stock issuable upon exercise of the Warrants have been duly authorized and when issued and delivered by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW